UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 29, 2005 (April 25, 2005)

WRIGHT EXPRESS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32426	01-0526993

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Registrant’s telephone number, including area code	(207) 773-8171

(Former name or former address if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURE

Item 1.01 Entry into a Material Definitive Agreement

On April 25, 2005, the Compensation Committee of the Board of Directors of Wright Express Corporation approved the performance criteria and relative weighting of each criterion that will be used to determine executive officer cash bonus awards under the company’s Short Term Incentive Plan (the “Incentive Plan”) for the fiscal year ending December 31, 2005. For Michael E. Dubyak, President & Chief Executive Officer the criteria are Net Income* (70%) and Revenue* (30%). For Melissa D. Goodwin, Senior Vice President, Finance & Chief Financial Officer, Katherine M. Greenleaf, Senior Vice president, Client Service Operations, Scott W. Roberts, Senior Vice President, Strategic Planning and Development and Tod A. Demeter, Senior Vice President and Chief Information Officer the criteria are Net Income* (60%), Revenue* (20%) and Product/Strategic Development (20%). For David D. Maxsimic, Senior Vice President, Sales and Marketing the criteria are Net Income * (30%), Revenue* (10%) Product/Strategic Development (10%), and Sales (50%).

The following table expresses the 2005 potential cash bonus awards as a percentage of base salary to be paid to the Named Executive Officer during 2005:

	Target Cash	Maximum Cash
	Bonus	Bonus

Michael E. Dubyak	100%	150%
Melissa D. Goodwin	50%	75%
David D. Maxsimic(1)	50%	75%
Katerine M. Greenleaf	40%	60%
Scott W. Roberts	40%	60%
Tod A. Demeter	40%	60%

(1)	Mr. Maxsimic’s cash bonus has additional upside potential beyond the maximum award level based on exceeding sales goals

*	Note: Net Income performance will be based on price per gallon adjusted Net Income excluding first quarter 2005 non-recurring charges and any unrealized gains or losses from fuel price derivative instruments. Revenue performance will be based on price per gallon adjusted Revenue.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WRIGHT EXPRESS CORPORATION

Date: April 29, 2005	By:	/s/ Melissa D. Goodwin

Melissa D. Goodwin
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)